AGREEMENT



     CNPC United Lube Oil Corporation (Side A) and XCL, Ltd. (Side B), according to the Law of Joint Ventures of the People's Republic of China, on the basis of equality and mutual benefit, have extended further discussions on the basis of the Letter of Intent between them; dated July 25, 1994, and through friendly consultation, have agreed to set up a joint venture between them as follows:

     1. The Joint Venture will be for the manufacture and sale of lubricating oil and correlative products and research and development of new products. Emphasis will be on high quality products, and state of the art technology and management, including the implementation of ISO 9000 standards.

     2. The Joint Venture shall (a) have its Headquarters registered in the Tianjin Economic Zone that provides the greatest benefits to the Joint Venture and the factory site to be located in the Nanjiang Petro Chemical Harbor, Tianjin Harbor, People's Republic of China; (b) design, construct and operate a lube oil plant that shall have a total capacity of 100,000 MT/yr.
with the design capacity of 40,000 MT/yr;   (c) develop a market
and sell lube oil and correlative products; and (d) agree to expand cooperation in the People's Republic of China as may be mutually beneficial.

     3. The Joint Venture will be a limited liability company. The parties will share the profit, loss, and risk based on the investment percentage in the registered capital. The parties will be paid their share of profits annually.

     4. Side A has provided a preliminary feasibility study for the lube oil plant. The parties shall mutually work to develop a final feasibility study. To that end, Side A has engaged CNPC Planning and Designing Institution to finish that study. Without the consent of Side B the total cost of the feasibility study shall not exceed 200,000 yuan RMB. After the Joint Venture is formed this expense shall be borne by the parties in accordance with their original percentage of investment, or, if the Joint Venture is not formed, this expense
shall be borne by Side A.   Side B will have the right to audit
the feasibility study and will immediately engage an engineering firm to advise the Joint Venture on the plans and engineering for the lube oil plant; this expense at any event shall not be charged to the joint account of the Joint Venture. The parties may amend the feasibility study to perfect the final version of the report.

     5. Both sides will start immediately to market naphthenic based products on overseas markets, after the agreement has been signed. Side A will provide guarantees of the quantity and quality of the naphthenic based products and reasonable international market price for the naphthenic based products. Side B will provide the specifications for the products being exported with a goal to gradually reach exports of 20,000 to 25,000 MT/YR.

     6. The Joint Venture will use its own brand name to begin to market its products. The Joint Venture will engage internationally recognized firms to test and certify the quality of the products manufactured and marketed by the Joint Venture. If the parties mutually agree that it would be proper to obtain a reputable company to provide supervision of the products manufactured by the Joint Venture in the future, Side B shall engage a company to do so on terms that are mutually agreeable to the parties.

     7. The Joint Venture will be an legal entity organized under the laws of China. All agreements will be negotiated and drafted in both Chinese and English, and both versions shall govern. The total investment of the Joint Venture will be approximately $12,000,000 U.S. The registered capital shall be 40% of the total investment. Side A shall contribute 51% of the registered capital (which may be made in yuan RMB at the exchange rate announced by the China Currency Management Bureau at the day of payment); Side B shall contribute 49% at the registered capital. The remaining capital (60% of the total investment) will be borrowed by the Joint Venture. Side B shall locate the necessary borrowed capital for the Joint Venture. Both sides agree to sign the loan agreement and to jointly meet the requirements of the financing terms.

     8. The parties agree that in the event Side A has difficulty raising its share of the funds for this project as described in paragraph 7 in a timely fashion, upon the written request of Side A, Side B will use its best efforts to obtain a loan to Side A for the needed capital. The parties will use their best efforts to meet the terms of the financing.

     9     The Joint Venture shall be governed by a Board of
Directors, with an equal number of directors appointed by each side. The director of the board will be designated by Side A, the deputy director will be designated by Side B.

     10. Under the supervision of the Board of Directors, a person who shall be President of the Joint Venture shall be recommended by Side A; a person who shall be Vice President shall be recommended by Side B.

     11. The parties will cooperate in the purchase of all raw materials and equipment for the construction of the plant, which shall in all cases conform to international standards.
Side A shall be responsible for obtaining the necessary approvals and procedure for the project, including contact with SAEC to obtain the preferential treatment which is available for the Joint Venture, in order to facilitate the investment to the Joint Venture by parties, and the arrangements of foreign currency due to Side B under this agreement. Specifically, access to foreign exchange markets must be available to allow foreign loans to be repaid in foreign currency and Side B's share of profits to be paid in foreign currency.

     12. Prior to the formation of the Joint Venture, Side A shall assist in obtaining at least a 30 year land using right on the plant site for the Joint Venture. If the parties think it is necessary to extend the period of the land using right then the Joint Venture can give the request to the land administration office. Side B agrees to loan $600,000 US to Side A to be used to make partial payments necessary for Side A to retain the rights to the site for the lube oil plant. This loan will be made on the written request of Side A after this agreement is signed by the parties hereto. The parties will sign a loan agreement with interest free attached, and the repayment of the loan to Side B shall be guaranteed by the China National Petroleum Trading Corp. by a separate guarantee agreement. This loan will be repaid to Side B if the parties fail to enter into the Joint Venture agreement. Side A agrees that it will not negotiate with any other party concerning the establishment of a lube oil Joint Venture unless it has refunded the $600,000 US to Side B. If the parties reach the Joint Venture agreement, Side A will repay the loan to Side B as part of Side B's registered capital. In the meantime, the investment incurred by Side A to obtain the land using right, shall be borne by the Joint Venture. If Side A notifies Side B that additional funds are needed to pay for land costs on the plant site for the Joint Venture prior to the formation of the Joint Venture, Side B will use its best efforts to obtain such funds and the parties will negotiate appropriate agreements on these funds.

     13. The parties agree Side B will invest approximately $1,000,000 US to conduct the technical retexture work of the current blending plant facility which belong to Side A in LangFang Hebei Provience. Prior to the investment from Side B, the parties shall jointly conduct the asset reevaluation of the plant belonging to Side A. The share distribution after the investment from Side B will be based on the result of the asset reevaluation of the LangFang plant of Side A and to be finally determined by the parties. The parties will utilize the facility after the retexture work to conduct the production and operation of the presale activity, to further assure the early realization of profit for the capital investment to the Tianjin Joint Venture plant. The construction time table of the Tianjin plant will be determined by the result of the presale activity and to be finally decided by the parties.

     14. The parties agree to enter into a formal Joint Venture contract that incorporates the provisions of this agreement, as well as such other terms and conditions that the parties mutually agree are not inconsistent with this agreement. The final Joint Venture Contract should be prepared and executed by the parties no later than 90 days after the feasibility study has been accepted by the parties.

     15. After this agreement has been approved by the necessary authorities for Side A and the Board of Directors of Side B, the parties shall establish an implementation committee to ensure completion of the final feasibility study, discuss the Joint Venture agreement and the charter to organize the sales and marketing activity for the lubricating oil for the domestic and International market, and obtain final approval of the Joint Venture agreement.

     16. Those expenses incurred during the approval procedure, such as the industry and commerce registration recording fee, the capital inspection fee, and other related expenses which were agreed upon by the Joint Venture, shall be borne by the Joint Venture. All other expenses incurred for the purpose of implementation of Item 15 of this agreement by the implementation committee shall be borne by the party that incurred the expense; at any event, these expenses shall not charge to the joint account in the Joint Venture. If the Joint Venture is not formed, the expenses designated as expenses to be borne by the Joint Venture shall be borne by the parties in accordance to their original percentage of investment.

     17. Both sides shall have the rights to assign their respective interest(s) and(or) obligation(s) under this agreement to their subsidiary corporation(s) which will be formed for the purpose of this Joint Venture.

     18. The operation term of the Joint Venture shall be tentatively set for 30 years. It can be extended to further periods as mutually agreeable to the parties.

     19. The validity, interpretation, and implementation of the agreement shall be governed by the laws of the People's
Republic of China.

     20. The parties shall make their best efforts to settle amicably through consultation any dispute arising in connection with the performance or interpretation of any provision hereof. Any dispute that has not been settled through such consultation, shall be referred to arbitration conducted by the China International Economic and Trade Arbitration Commission (CIETAC) in accordance with the provisional arbitration proceeding rules thereof. Any award of arbitration shall be final and binding upon the parties.

     This agreement is signed by the representative of Side A
Mr. Ge Tinggen in Beijing and of Side B Mr. Marsden W. Miller,
Jr. in Beijing.



CNPC United Lube Oil Corporation          XCL LTD

   /s/ Ge Tinggen                  /s/ Marsden W. Miller, Jr.
BY:________________________     BY:__________________________
     GE TINGGEN                      MARSDEN W. MILLER, JR.

Date: January 14, 1995          Date: January 14, 1995